As filed with the Securities and Exchange Commission on May 8, 2012

Registration No. 333-138665

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKAGIT STATE BANCORP, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	20-5048602 (I.R.S. employer identification no.)

301 East Fairhaven Avenue, Burlington, Washington 98233 (360) 755-0411
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2005 Incentive Stock Plan

Humphrey Restricted Stock Award

(Full title of plans)

Copies of communications to:

STEPHEN M. KLEIN, ESQ. Graham & Dunn P.C. Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9648	CHERYL R. BISHOP President and CEO 301 East Fairhaven Avenue Burlington, Washington 98233 (360) 755-0411

EXPLANATORY STATEMENT

This post-effective amendment to the registration statement on Form S-8 (Registration No. 333-138665) (the “Registration Statement”) is being filed by Skagit State Bancorp, Inc. (the “Registrant” or “Skagit”) to deregister 97,624 shares of its common stock (as adjusted for subsequent stock splits and stock dividends) previously registered under the Registration Statement with respect to shares reserved for issuance under the Registrant’s 2005 Incentive Stock Plan and the Humphrey Restricted Stock Award (collectively the “Plans”). Under the Registration Statement, an aggregate of 100,300 shares (as adjusted for subsequent stock splits and stock dividends) were registered for issuance under the Plans.

As a result of the JOBS Act which was enacted on April 5, 2012, the Company had less than 2,000 shareholders and as such, was eligible to deregister its shares and therefore be exempt from the reporting requirements of the Exchange Act.  Such deregistration will become effective 90 days from filing the Form 15.

In accordance with an undertaking made by Skagit in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant removes from registration all shares of Skagit common stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Washington on May 8, 2012.

SKAGIT STATE BANCORP, INC.

By:	/s/ Cheryl R. Bishop
Cheryl R. Bishop
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on May 8, 2012.

Signature	Title

/s/ Cheryl R. Bishop	President, Director and C.E.O.
Cheryl R. Bishop	(Principal Executive Officer)

/s/ Carla F. Tucker	Chief Financial Officer
Carla F. Tucker	(Principal Financial and Accounting Officer)

*
Gerald W. Christensen	Director

*	Director
Michael F. Janicki

*	Director
Richard N. Nelson

*	Chairman of the Board
B. Marvin Omdal

*	Director
Michael E. Pegram

*	Director
Daniel R. Peth

* By:	/s/ Cheryl R. Bishop
Cheryl R. Bishop
Attorney-in-Fact